Exhibit 21.1

CLEAR SKIES SOLAR, INC.

List of Subsidiaries

Name	Jurisdiction

Clear Skies Solar, Inc. (parent company – registrant)	Delaware

Clear Skies Group, Inc.	New York

Carbon 612 Corporation	Delaware